                           STATEMENT RE COMPUTATION OF
                            PER SHARE EARNINGS (LOSS)
                          EDUCATION ALTERNATIVES, INC.

                                                             Year ended June 30,
                                                ------------------------------------------

                                                     1996           1995           1994
                                                ------------   ------------     ----------

Weighted average number of
shares outstanding                                7,477,000      6,822,000       6,377,000

Effect of dilutive stock options and
warrants, based on the treasury stock method               -              -      1,408,000
                                                ------------   ------------     ----------

Weighted average shares outstanding used
to compute net earnings (loss) per share          7,477,000      6,822,000       7,785,000
                                                ------------   ------------     ----------
                                                ------------   ------------     ----------

Net earnings (loss)                             $(9,507,000)   $(7,443,000)     $2,534,000
                                                ------------   ------------     ----------
                                                ------------   ------------     ----------

Net earnings (loss) per share                   $     (1.27)   $     (1.09)     $      .33
                                                ------------   ------------     ----------
                                                ------------   ------------     ----------

Stock options and warrants have been excluded from the loss per share computation as their effects are antidilutive.